Exhibit 99

RE: Hardinge, Inc. One Hardinge Drive Elmira, NY 14902 (Nasdaq: HDNG)

AT THE COMPANY:	AT FRB | WEBER SHANDWICK:
Richard L. Simons	John McNamara

Exec VP & CFO

Analyst Inquiries
(607) 734-2281	(212) 445-8435

FOR IMMEDIATE RELEASE

Friday, February 20, 2004

HARDINGE ANNOUNCES ELECTION OF MITCHELL QUAIN AND KYLE SEYMOUR TO BOARD OF DIRECTORS

ELMIRA, N.Y., February 20, 2004— Hardinge Inc. (NASDAQ: HDNG), a leading producer of advanced material-cutting solutions, today announced the election of Mr. Mitchell I. Quain and Mr. Kyle H. Seymour to its Board of Directors.

Mr. Quain, a private investor and financier, is Chairman of Register.com, Inc., an internet services provider.  His diverse background includes senior management positions at several investment banking firms, including Wertheim, Furman Selz, ABN AMRO, and ING Barings. He serves on the Boards of two other public companies, MagneTek, Inc., and Titan International as well as the Chairman of the Board of Overseers of The University of Pennsylvania’s School of Engineering and Applied Sciences.

Mr. Seymour is Chairman, President and CEO of Xtek, Inc., a manufacturer of heavy-duty engineered components for steel rolling mills.  Before joining Xtek, he was Senior Vice President of UNOVA, Inc. and Group Executive responsible for global operations of Cincinnati Machine and Landis Grinding Systems divisions.  He was formerly Group Vice President of Machine Tools for Cincinnati Milacron.

Mr. J. Patrick Ervin, Chairman, President and CEO of Hardinge commented, “We are pleased to be able to add individuals of the caliber of Mr. Quain and Mr. Seymour to our Board of Directors.  I have known them both for several years and have been impressed with their business knowledge and integrity.  As we look forward to the future growth of Hardinge, the backgrounds of these gentlemen, along with their commitment to serving our Company, will help us greatly.”

-more-

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines and other industrial products.  The Company’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

###